Exhibit 10.37

GENWORTH FINANCIAL, INC.

LEADERSHIP LIFE INSURANCE PLAN

GENWORTH FINANCIAL, INC.

LEADERSHIP LIFE INSURANCE PLAN

Article 1 – Purpose; Effective Date

1.1.	Purpose. The purpose of this Leadership Life Insurance Plan is to provide selected key employees of Genworth Financial, Inc. or its affiliated or subsidiary companies with additional, current bonus amounts made in the form of contributions made on their behalf into a life insurance policy which will be owned by the executives. The executive will apply, or has applied for the life insurance, will have full ownership rights to the life insurance contract and will be able to exercise all ownership rights without involvement by the Company other than those rights specifically agreed to by the parties as described in this Program. These contributions will be considered current income by the executive and will be taxed accordingly. It is intended that the Plan will aid in retaining and attracting key leaders.

1.2.	Type of Plan. This Program is intended to be a program of current compensation designed to provide a welfare benefit, and for certain individuals, is intended to provide for amounts to be paid after the termination of service. For those certain individuals, that portion of the program will constitute a plan of deferred compensation, and to the extent applicable, this Program is intended to comply with the requirements of section 409A of the Internal Revenue Code and all applicable guidance (“Section 409A”).

1.3.	Effective Date. The Plan was initially effective as of the date that General Electric Company’s ownership of the Company’s stock first falls below 50%. The Plan is hereby amended and restated as of December 10, 2008.

Article 2 – Definitions.

The following terms shall have the following meanings when used herein unless the context clearly requires otherwise:

2.1. Benefits Committee. “Benefits Committee” means the committee of three or more employees of the Company appointed by the MDCC to be responsible for the administration of the Plan.

2.2. Board. “Board” means the Board of Directors of the Company.

2.3. Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated by the U.S. Department of Treasury or the Internal Revenue Service.

2.4. Company. “Company” means Genworth Financial, Inc., its successors in interest, and any affiliates or subsidiaries that the Board in its sole discretion, designates as being included in the Plan.

2.5. Compensation. “Compensation” means the annualized base salary of a Participant determined as of each August 1 of the year in question, plus the amount of the annual cash bonus targeted to be paid by the Company to the Participant with respect to services performed in such year as compensation. For purposes of the Plan, salary and bonus shall include any amounts of salary and bonus deferred by the Participant pursuant to any plan maintained by the Company pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, or any non-qualified plan of deferred compensation.

2.6. Disability. “Disability” has the meaning assigned such term in the Company’s long term disability plan as in effect from time to time. A termination of employment is not due to Disability unless so designated by the Company.

2.7. Layoff. “Layoff” means elimination of a position of employment due to a lack of available funding or work, a reduction in the size of the work force, a reorganization, or other changes in the workplace which impacts staffing needs. A termination of employment is not due to Layoff unless so designated by the Company.

2.8. Life Insurance Policy. A “Life Insurance Policy” with respect to any Participant, means the life insurance policy or policies intended to provide the benefits under the Plan and issued on the life of the Participant to which the Company will make annual premium payments on behalf of the Participant. The Life Insurance Policy will be owned by the Participant and the Company will have no interest in the Life Insurance Policy other than those rights specifically agreed to in the application for such Life Insurance Policy.

2.9. MDCC. “MDCC” means the Management Development Compensation Committee of the Board.

2.10. Participant. “Participant” means any employee of the Company who is eligible, as determined under Section 3 hereof, to participate in the Plan, and who elects to participate by completion of necessary paperwork or who signifies intent to participate in the Plan in a manner as directed by the Benefits Committee in its discretion. For purposes of the Plan, Participants are designated as either Original Participants (those who had similar life insurance policies at General Electric Company that are being converted for coverage under the Plan) or as New Participants (those who are not Original Participants).

2.11. Plan. “Plan” means this Leadership Life Insurance Plan of Genworth Financial, Inc., as the same may be amended from time to time.

2.12. Retirement. “Retirement” means voluntary termination of service with the Company after attaining age sixty (60) with at least ten (10) years of continuous service with the Company.

2.13. Specified Employee. “Specified Employee” means a Participant who is determined by the Committee to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Company (or a member of the same group of controlled entities as the Company) is publicly traded on an established stock exchange.

2.14. Termination. “Termination”, terminates employment”, or means any other similar such phrase means the a Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance.

2.15. Targeted Death Benefit. “Targeted Death Benefit” means an amount of death benefits to be provided under a Life Insurance Policy, on which Company Contributions under this Program are to be estimated. The Targeted Death Benefit under this Plan shall not decrease solely as a result in a decrease in Compensation.

Article 3 – Eligibility; Participation

3.1.	Eligibility. The Benefits Committee may, in its sole discretion, select employees of the Company eligible for participation in the Plan.

3.2.	Participation. Eligible employees may choose to participate in the Plan by filing an election form as provided by the Benefits Committee. Such election form may contain any conditions or restrictions, consistent with the Plan, as deemed necessary or advisable by the Benefits Committee in its sole discretion. If an eligible employee chooses not to participate in the Plan, there shall be no compensation or other benefit paid to the employee in lieu of the benefits payable under the Plan, and he or she shall not have the opportunity to participate in the Plan in the future unless expressly provided by the Benefits Committee.

3.3.	Requirement of Cooperation. As a condition for Participation in this Program, the Participant shall be required to comply with all normal and reasonable requests deemed necessary to apply for and obtain the Life Insurance Policy, including but not limited to: providing such information as the Insurance Carrier may require for completion of the insurance application and related forms and documents; taking such physical examinations and supplying medical history as may be requested by the Insurance Carrier; signing the application for the Life Insurance Policy as the insured; and performing any other act to comply with the underwriting and policy issuance requirements which may reasonably be requested by the Insurer or the Company. If the Participant has failed, in the sole determination of the Committee, to adequately cooperate in the issuance of the Life Insurance Policy, or if the Insurance Carrier is unable to issue a Life Insurance Policy in the specified amount at standard rates or at a rate otherwise acceptable to the Company, the Company’s obligations under this Plan shall cease immediately.

3.4.	Change in Employment Status. If the Chief Executive Officer or the Board of Directors determines that a Participant’s employment performance is no longer at a level that deserves reward through participation in this Plan prior to the Participant being eligible for Retirement, but does not terminate the Participant’s employment with Company, participation herein and eligibility to receive future contributions under this Plan will cease at that time.

Article 4 – Targeted Death Benefits

The Company Contributions, as set forth in Article 5 below, will be based on the following levels of Targeted Death Benefit contained in sections 4.1 and 4.2, and as limited by section 4.3:

4.1.	During Employment prior to age 65. During employment and prior to age 65, the Targeted Death Benefit shall be an amount equal to either (a) or (b) as appropriate:

a)	For a Participant deemed to be a Non-Smoker by the carrier issuing the Life Insurance Policy, a death benefit of two (2) times the Participant’s Compensation;

b)	For a Participant deemed to be a Smoker by the carrier issuing the Life Insurance Policy, a current death benefit of two (2) times the Participant’s Compensation, for the first two years of participation in the Plan. Thereafter, the same amount shall be maintained, provided that the Participant indicates a commitment to maintain the coverage at that level and in fact pays the Required Employee Contributions as provided in Section 5 below; otherwise 1.2 times the Participant’s Compensation.

4.2.	Post-Retirement Benefits and Post-Age 65 Benefits. After termination of employment which meets the definition of Retirement, and after age 65 the Targeted Death Benefit shall be an amount as provided by the Table below:

Participants	Post-Retirement Death Benefit
Original Participants under age 60 at Effective Date of Plan	Up to age 65 age 65 age 66 Thereafter	100% of benefit immediately prior to Retirement 75% of benefit immediately prior to Retirement 50% of benefit immediately prior to Retirement 33- 1/3% of benefit immediately prior to Retirement

Original Participants over age 60 at Effective Date of Plan	Up to age 65 Thereafter	100% of benefit immediately prior to Retirement $100,000 (or as otherwise required due to policy issue limitations and minimums)

New Participants	Up to age 65 Thereafter	100% of benefit immediately prior to Retirement $100,000 (or as otherwise required due to policy issue limitations and minimums)

4.3.	Limitations. The amount of the Targeted Death Benefit shall be limited by the following factors:

a)	Maximum Face Amount – The Targeted Death Benefit may be limited by the maximum face amount permitted by the Insurance Carrier without underwriting, as may be agreed upon by the Company and the Insurance Carrier. As of the effective date of this Program, the Maximum Face Amount is $2,000,000.

b)	Underwriting Criteria – The Targeted Death Benefit may be reduced by the results of medical or other underwriting imposed by the Insurance Carrier and is limited to the amount of death benefit which can be provided by the Life Insurance Policy assuming preferred or standard rates.

Article 5 – Plan Benefits.

5.1.	Company Contributions. The Company shall make contributions on behalf of the Participant to the Life Insurance Policy. The Company Contributions shall be determined by the Benefits Committee, and adjusted annually, as follows:

a)	During Employment – Annual Company Contributions will be calculated to provide the Targeted Death Benefit as determined in Section 4, using the formula set forth in the illustration system applicable to the Life Insurance Policy maintained by the carrier issuing such policy. The calculation of such amount will be based on assumptions fixed and set forth in Exhibit A; in all events such variables used will be outside the control or influence of either the Participant or the Company. To the extent the Targeted Death Benefit is a function of Compensation, the Company Contribution will be recalculated each year as of January 1, and based on the annualized Compensation as of the previous August 1. Company Contributions shall be recalculated each year until the Participant attains age 65, at which time the future Company Contributions shall be fixed and shall not be recalculated in subsequent years.;

b)	After Retirement – Upon the termination of a Participant after Retirement, the Company shall continue to make Company Contributions until the later of the Participant’s age 65, or until a total of 10 annual premium payment have been made into the Life Insurance Policy. The annual Company Contributions will be calculated to provide the Targeted Death Benefit as determined in Section 4, using the formula set forth in the illustration system applicable to the Life Insurance Policy maintained by the carrier issuing such policy. The calculation of such amount will be based on assumptions fixed and set forth in Exhibit A; in all events such variables used will be outside the control or influence of either the Participant or the Company. To the extent that the amounts so determined would exceed the maximum permissible premium and cause the Policy to violate IRC section 7702, the definition of life insurance, such excess amounts will be paid in cash to the Participant at that time. Such future Company Contributions shall be fixed as of the date of Retirement and shall not be recalculated in subsequent years. For purposes of Code Section 409A, such Company Contributions shall be treated as the right to receive a series of separate payments, as defined in Treas. Reg. Section 1.409A-2(b)(2)(iii).

c)	After Termination of Employment That Is Not Retirement – The Company shall not make any Company Contributions after a termination of employment that does not meet the definition of Retirement, except that if the termination is due to Disability or Layoff, the Company shall make one additional post-termination Company Contribution, which shall be made no later than March 15 of the year following the year in which the termination occurs.

5.2.	Cessation of Company Contributions. Company Contributions will cease upon the earlier of:

a)	Death;

b)	Participant’s termination of service with the Company which does not qualify as Retirement under this Program;

c)	Participant partially or completely surrenders, attempts to take a loan from, or withdraws of cash value from the Life Insurance Policy, withdraws cash value, or adjusts the face amount of the Life Insurance Policy other than as provided under the Target Death Benefit;

d)	Participant makes a contribution to the Life Insurance Policy prior to Retirement, except as may be permitted herein;

e)	Participant does not make a contribution as elected under sections 4.1(b) and 5.4 below, and does not effectuate the decrease in the face amount of the Life Insurance Policy to the level provided for smokers in section 4.1(b); and

f)	Participant suffers a Change in Employment Status as described above.

Nothing contained herein shall limit the Company’s ability to terminate Company Contributions for any Participant prior to Retirement, or for all Participants upon the termination or amendment of this Plan in the sole discretion of the Company. Also, the Company may, in its sole discretion, decide to continue contributions in the event of Disability of the Participant.

5.3.	Delay in Payment for Specified Employees. Notwithstanding anything else to the contrary, to the extent that any Company Contributions (i) constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and (ii) are payable by reason of the termination of employment (other than by reason of death) of a Participant who is determined to meet the definition of Specified Employee at the time of termination, such Company Contributions shall be payable as otherwise provided herein, except that the initial payment shall be made no earlier than the six (6) months following the termination of employment with the Company.

5.4.

Participant Contributions. A Participant may not make additional contributions directly into the Life Insurance Policy as permitted by the terms of such Policy, except as required to pay the additional premium due to smoker status after the first 2 years of participation as described in section 4.1(b) above, or after termination, or after attainment of age 65. Should such contributions not in fact be made, the Company shall adjust the Targeted Death Benefit for all subsequent Company Contributions as provided above if the Participant effectuates a reduction in the face amount of the Life Insurance Policy; if the Participant does not effectuate a reduction in the face amount of the Life Insurance Policy prior to the next premium payment, the Company’s obligation will cease as provided under section 5.2(e) above.

5.5.	Company Contributions. The sole benefit to be provided by the Company under this Program is the Company Contributions described in Section V above, as determined by the Committee based on the Targeted Death Benefit. Subject to Section 5.3, such Company Contributions shall be made on an annual basis with premium payments being made on within 15 days following each January 15th.

5.6.	Ownership of Life Insurance Policy. The Participant (or the Participant’s designee) shall be named as the owner of the Life Insurance Policy, and shall have all rights, privileges and duties of an owner as set forth in the Life Insurance Policy. Such rights may include, without limitation, the right to request and make withdrawals from the Life Insurance Policy, including a complete surrender of the Life Insurance Policy, and the naming of a beneficiary to receive any death benefits due under the terms of the Life Insurance Policy. All rights as owner of the Life Insurance Policy will be exercisable without the consent or involvement of the Company, except as may be agreed upon by the parties.

5.7.	Death Benefits. This Program does not promise any particular level of death benefit, but only an annual contribution, as described herein, which may be based on the costs of providing certain levels of death benefit under a particular Life Insurance Policy. The Company does not guarantee any level of death benefits or that payment will be made by the Insurance Carrier. The Participant’s rights to death benefits, if any, shall solely be as the owner of the Life Insurance Policy described herein.

5.8.	Withholding; Payroll Taxes. The amount of the Company contributions will be treated as current compensation to the Participant when made, and the Company shall withhold any taxes required to be withheld with respect to such contributions under local, state or federal law. Such withholding will be made to the greatest extent possible from other compensation paid to the Participant, and to the extent other Compensation is insufficient to cover the required withholding, the Participant shall reimburse the Company the amount necessary to meet its withholding obligation.

Article 6 – Plan Administration, Termination or Amendment.

6.1.

Administration. The MDCC shall have general responsibility for the administration of the Plan (including but not limited to complying with any reporting and disclosure requirements and establishing and maintaining Plan records). The MDCC has delegated its administrative duties hereunder to the Benefits Committee, but any action so delegated or that may otherwise be taken by the Benefits Committee pursuant to the term of the Plan may instead be taken by the MDCC. In the exercise of its sole and absolute discretion, the Benefits Committee shall interpret the Plan’s provisions and determine the eligibility for benefits.

The Benefits Committee shall, to the best of its ability, interpret the Plan in such a way as to meet the requirements of Section 409A of the Code and any regulations and guidance issued thereunder. Any action taken hereunder by the MDCC or the Benefits Committee, as the case may be, shall be final, conclusive, and binding; provided that in the event of a conflict as between the MDCC and the Benefits Committee, the decision of the MDCC shall be final, conclusive, and binding. The members of the Benefits Committee, but not the MDCC, may be Participants in the Plan. No member of the MDCC or the Benefits Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own willful misconduct or lack of good faith. The MDCC or the Benefits Committee, as the case may be, shall from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.

6.2.	Written Records. The Benefits Committee will administer the Plan and keep a written record of its actions and proceedings including dates, records and documents relating to the administration of the Plan.

6.3.	Rights of Company to Terminate, Suspend or Amend the Plan. The MDCC or the Benefit Committee shall have the right to terminate or suspend the Plan completely or to amend the Plan in any way and at any time, in its sole discretion and without the consent of any Participant. Any amendment may provide different amounts of Company contributions from those herein set forth. However, no such termination, suspension or amendment may, without the consent of the affected Participant, adversely affect the amount of Company Contributions which have been made on behalf of the Participant prior to such amendment or termination of this Plan, nor those due to Participants who have Retired from the Company or who would be eligible for Retirement as of the date of such termination, suspension or amendment.

Article 7 – Claims Procedure.

7.1.	Claim. Any Participant, Beneficiary or authorized representative thereof claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan (a “Claimant”) shall present the claim or request in writing to the Benefits Committee (provided, however, that if the Participant is a member of the Benefits Committee, such request must go the MDCC and all references in this Section 6 to the Benefits Committee shall mean the MDCC in such case), which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim. If special circumstances require an extension of time for processing, the Benefits Committee shall send the Claimant written notice of the extension, setting forth the special circumstances requiring an extension of time, prior to the termination of the ninety (90) day period. In no case, however, will the extension of time delay the decision on such request beyond one hundred and eighty (180) days following receipt of the actual request.

7.2.	Denial of Claim. If the claim or request is wholly or partially denied, the written notice of denial shall include:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required for the Claimant to perfect the claim and an explanation of why it is necessary; and

c)	An explanation of the Plan’s claim review procedures, the time limits under the procedures and a statement explaining the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

7.3.	Review of Claim. Any Claimant whose claim or request is denied may request a review, by request given in writing to the Benefits Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, and should set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments which the Claimant deems appropriate with respect to the claim. The claim or request shall be reviewed by the Benefits Committee which may, but shall not be required to, grant the Claimant a hearing. The Claimant will be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim or request.

7.4.	Final Decision. The decision on review shall normally be made within sixty (60) days after the Benefits Committee’s receipt of the Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified prior to the expiration of the initial sixty (60) day period. In no case, however, will the extension of time delay the decision on review beyond one hundred and twenty (120) days following receipt by the Benefits Committee of the actual request for review. The Benefits Committee shall provide a Claimant with written notification of the Plan’s final decision on review. In the case of an adverse benefit determination, the notification shall include:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A statement that the Claimant is entitled to receive upon request and free of charge, access to and copies of all documents, records and other information relevant to the claim or request;

c)	A statement describing the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

7.5.	All decisions by the Benefits Committee shall be final and bind all parties concerned and a Claimant shall not be permitted to file suit on a claim without first exhausting the remedies available hereunder.

Article 8 – Miscellaneous.

8.1.	Not a Trust. Nothing contained in the Plan, and no action taken hereunder, shall create, nor be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any Participant, any designated beneficiary, or any other person.

8.2.	Variation of Nouns and Pronouns. Where the context so requires, (a) singular nouns and pronouns shall be construed as plural, (b) plural nouns and pronouns shall be construed as singular, and (c) the gender of personal pronouns shall be construed as masculine, feminine, or neuter.

8.3.	Headings. The headings of the various Sections contained herein are intended for ease of reference only and are not to be construed as evidence of the intent as to the content thereof.

8.4.	Unfunded Plan. Notwithstanding any other provision of the Plan, Participants and their Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under the Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments under the Plan shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

8.5.	Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.6.	Relation to Other Plans. Any benefits payable under the Plan shall not be deemed compensation to any Participant for the purpose of computing benefits to which he may be entitled under any pension or profit-sharing plan or other similar plan or arrangement of the Company.

8.7.	Not a Contract of Employment. The Plan shall not constitute a contract of employment between Company and any Participant. Nothing in the Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

8.8.	Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by Company.

8.9.	Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Virginia, except as preempted by federal law.

8.10.	Validity. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

8.11.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the MDCC or the Benefits Committee shall be directed to the Company’s address. Mailed notice to a Participant shall be directed to the person’s last known address in the Company’s records.

8.12.	Successors. The provisions of the Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

This amended as restated Plan is hereby adopted by the Company and shall be effective as of December 10, 2008.

GENWORTH FINANCIAL, INC.

LEADERSHIP LIFE INSURANCE PLAN

Cash Value Target

Increasing Premiums solved to provide enough cash value immediately after assumed termination of employment at age 65 to continue the Targeted Death Benefit until age 99 (i.e., provide that the policy will endow at age 99)

If employment extends past age 65, termination is assumed to be the following year.

Death Benefit:	Targeted Death Benefit as provided by the Program

Salary Scale	5% to age 65

Premiums	Payable annually through age 65 or a minimum of 10 years

Premium Grading

Premiums for Original Participants shall assume a 17% graded premiums though age 59, level premiums thereafter;

Premiums for New Participants shall assume a 10% graded premiums though age 59, level premiums thereafter.

Cost of Insurance Charges	Actual COI charges up to date of resolve; thereafter, insurance carrier’s current COI rates for the product as of the date of resolve.

Interest Crediting Rate:	Actual policy crediting rates up to date of resolve; thereafter, insurance carrier’s current general account crediting rate for the product as of the date of resolve.

Premium Duration:	As provided by the Program